EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “AGREEMENT”) is entered into as of the 1st day of January, 2005 (the “EFFECTIVE DATE”), by and between John S. Gates, Jr. (“EXECUTIVE”) and CENTERPOINT PROPERTIES TRUST, a Maryland business trust (the “COMPANY”).

RECITALS

WHEREAS, the Company, a real estate investment trust, owns, manages, acquires, leases and develops real estate;

WHEREAS, Executive is knowledgeable and experienced in the Company’s business;

WHEREAS, Executive has performed services for the Company as Chief Executive Officer and a Trustee;

WHEREAS, Executive desires to resign as Chief Executive Officer but continue to perform certain services to the Company as an employee and as a Trustee for a transitional period;

WHEREAS, the Company desires to continue to employ Executive in this regard;

WHEREAS, a prior Employment and Severance Agreement, dated March 12, 1999, and attached to this Agreement as ATTACHMENT B, which set forth the terms and conditions of the employment relationship between the Company and Executive (the “Prior Agreement”); and

WHEREAS, the Company and Executive desire to enter into a new agreement that sets forth the terms and conditions of Executive’s new relationship to the Company.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, the Company and Executive hereby agree as follows:

EMPLOYMENT AND BOARD STATUS.

Executive shall continue as a regular, full-time employee and Chief Executive Officer of the Company until the close of business on December 31, 2004 (the “Transition Date”).  During this time, Executive will assist in the orderly transition of duties and responsibilities as reasonably requested by the Board of Trustees of the Company (the “Board”).  Through the Transition Date, Executive shall continue to receive the salary and benefits that he is receiving on the Effective Date.  As of the close of business on the Transition Date, Executive shall resign as the Company’s Chief Executive Officer but shall remain as an employee and Trustee of the Company.

The Board shall use its best efforts to cause Executive to be reelected to the Board during each annual meeting of the Company’s shareholders that occurs during the Term (defined in SECTION 2).  During the period in which Executive serves as a member of the Board during the Term, the Board shall designate and appoint Executive as Co-Chairman of the Board and appoint Executive to the Board’s Asset Allocation Committee.  If Executive is a member of the Board on the Termination Date (defined below), then except in the event of Executive’s death, Executive shall continue to serve as a member of the Board on and after the Termination Date and until a successor trustee is elected and qualified.

TERM.  The “Term” means the period beginning as of the close of business on the Transition Date and ending on the earliest of:

the close of business on December 31, 2006; and

Executive’s death.

The date the Term ends in accordance with this SECTION 2 is the “Termination Date” for purposes of this Agreement.  Effective on the Termination Date, Executive shall no longer be an employee of the Company.  Except to the extent that Executive continues to serve as a member of the Board on and after the Termination Date pursuant to SECTION 1, on the Termination Date neither the Company nor Executive shall have any further obligations hereunder except, in the case of Executive, his obligations as provided in SECTIONS 9, 10 and 11.

DUTIES AND RESPONSIBILITIES.  During the Term, Executive shall perform the services and have the duties set forth in ATTACHMENT A – EMPLOYMENT SERVICES (the “Services”).  Executive shall perform the Services at the discretion and direction and under the supervision of the Company’s Chief Executive Officer (the “C.E.O.”) or his designee.

BASE SALARY.  During the Term and in consideration for the Services and Executive’s duties and responsibilities pursuant to SECTIONS 9, 10, and 11, the Company agrees to pay Executive a base salary equal to $300,000 per year (the “Base Salary”).  The Company shall pay Executive the Base Salary through the Termination Date in accordance with the Company’s regular payroll procedures and notwithstanding whether Executive ceases to provide the Services prior to the Termination Date.

BOARD FEES.  In consideration for Executive’s services to the Company as a Trustee, the Company shall pay to Executive such annual fees and meeting attendance fees as the Company pays to the other Co-Chairman of the Board.

BENEFITS.  During the Term and notwithstanding whether Executive ceases to provide the Services prior to the Termination Date, Executive shall be entitled to the following benefits in accordance with their terms:

life, disability, medical insurance and other welfare benefit plans, practices, policies and programs which the Company maintains for the general benefit of its executive and managerial employees;

participation in the Company’s qualified 401(k) plan, and all other savings and retirement plans, practices, policies and programs (whether tax-qualified or not) which the Company maintains for the general benefit of its executive and managerial employees;

paid vacations and holidays in accordance with policies established by the Company for its executive and managerial employees;

continued memberships in those industry and business associations in which Executive is a member on the Transition Date, including NAREIT, RER, ULI, NAIOP, WPO, the Commercial Club, the Chicago Club and the Chicagoland Chamber of Commerce;

use of an automobile, provided by the Company and consistent with its policy, including automotive insurance coverage and reimbursement for maintenance;

and office space located in downtown Chicago, and secretarial support and other assistance reasonably necessary for Executive to perform the Services.  The size of such office space and the amount of secretarial service shall be determined upon mutual agreement between the C.E.O. and Executive.

In addition to the foregoing benefits, the Company will use its best efforts to obtain and maintain directors’ and officers’ liability insurance for the benefit of Executive and the other trustees and officers of the Company.

STOCK-BASED AWARDS.

Each stock option and restricted stock that Executive holds on the Transition Date shall continue to vest and each stock option shall continue to be exercisable in accordance with the terms and conditions of the underlying stock option agreement, restricted stock agreement and the applicable plan under which such option or restricted stock was granted.

The Compensation Committee of the Board (the “Compensation Committee”) shall award Executive each stock option and restricted stock that Executive earned for his performance of services during 2004 in accordance with the terms of the Prior Agreement and at such time and in such manner as the Compensation Committee awards stock options and restricted stock to each of the Company’s other employees for their performance of services during 2004.

During the Term, and as additional consideration for the Services, Executive’s services as a member of the Board and Executive’s duties and responsibilities pursuant to SECTIONS 9, 10, and 11, the Compensation Committee shall grant Executive additional stock option and restricted stock grants on a basis no less favorable than the stock option and restricted stock grants that the Compensation Committee provides to the other Co-Chairman of the Board, in its sole discretion.

Notwithstanding any provision of this Agreement, the Prior Agreement, any applicable stock option agreement, and any applicable restricted stock agreement to the contrary, each stock option and restricted stock that Executive holds on the

Termination Date shall fully vest on the Termination Date and each such stock option shall remain exercisable until the end of the full term of the stock option.

REIMBURSEMENT OF EXPENSES.  Executive shall be entitled to the reimbursement for such travel, travel-related, entertainment and other business expenses reasonably incurred by Executive in connection with the performance of the Services.  The reimbursement of such expenses shall be subject to the approval of the C.E.O., in accordance with Company policy and only upon presentation by Executive to the C.E.O. of substantiating evidence thereof in such form as the C.E.O. may reasonably require.

NON-COMPETITION.  Executive agrees that until the later of the Termination Date and the date that Executive ceases to serve as a member of the Board, he will not directly or indirectly, in any market which is served by the Company or which the Company is actively preparing to serve, engage or participate (whether as an owner, officer, partner, principal, joint venture, shareholder, director, member, manager, investor, employee, independent contractor, consultant, or otherwise) in any other company or entity primarily engaged in the business of acquiring, owning, developing, operating, leasing, and/or managing warehouse, airport, or industrial real estate for development and investment purposes or any business which provides consulting, leasing, management, or brokerage services to such businesses (the “Real Estate Business”), subject to the following exceptions:

Executive may continue to be a limited partner in any limited partnership engaged in the Real Estate Business in which he is a limited partner on the Retirement Date; and

Executive may engage in such other activities related to the Real Estate Business as the Company’s Board of Trustees from time to time may approve; provided that in no event shall any such activities interfere with the performance of the Services.

Executive agrees and acknowledges that the markets covered by the restrictions set forth in this SECTION 9 specifically include, but are not limited to, any area within 200 miles of any property that the Company owns, manages, acquires, leases or develops.  Notwithstanding any provision of this Agreement to the contrary, this SECTION 9 shall not apply on or after a Change in Control as defined in the Prior Agreement.

NON-SOLICITATION.  Executive agrees that until the later of the Termination Date and the date that Executive ceases to serve as a member of the Board, Executive shall not (a) employ, retain, solicit for employment or retention, knowingly assist in the employment or retention of, or seek to influence or induce to leave the employment or service of the Company or any of its subsidiaries or affiliates any person who is employed or otherwise engaged by the Company or any of its subsidiaries or affiliates, or (b) induce or attempt to induce any customer, supplier, licensee, or other business relation of the Company or any of its subsidiaries or affiliates to cease doing business with the Company or any of its subsidiaries or affiliates or otherwise interfere with the relationship between the Company or any of its subsidiaries or affiliates and such business relation.

NONDISCLOSURE AND NONUSE OF CONFIDENTIAL INFORMATION.

Executive shall not disclose or use at any time, either during the Term or thereafter, any Confidential Information (as defined in paragraph (b)) of which Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance of the Services.  Executive shall take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.

As used in this Agreement, “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company or its subsidiaries or affiliates in connection with their business.  Confidential Information excludes any information that has been published in a form generally available to the public prior to the date Executive proposes to disclose or use such information.  Information shall not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

SPECIFIC PERFORMANCE.  Executive understands and agrees that the Services are of a special, unique and extraordinary character, that it would be extremely difficult to quantify the money damages which would accrue to the Company by reason of Executive’s failure to perform any of his obligations under this Agreement, that it would be extremely difficult to replace the Services, and that any violation of any provision of this Agreement would be likely to be highly injurious to the Company.  By reason of the foregoing, Executive consents and agrees that if he violates any provision of this Agreement the Company shall be entitled, in addition to any other rights and remedies that it may have, including money damages, to apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any continuing violation of the provisions hereof.  Therefore, if the Company shall institute any action or proceeding to enforce the provisions of this Agreement against Executive, Executive hereby waives the claim or defense that there is an adequate remedy at law and agrees in any such action or proceeding not to interpose the claim or defense that such remedy exists at law.  The parties hereby specifically affirm the appropriateness of injunctive or other equitable relief in any such action.

ASSIGNMENT.

ASSIGNMENT BY THE COMPANY.

This Agreement shall be binding upon, and shall inure to the benefit of, the Company and its successors.  Any such successor shall be deemed to be the Company for all purposes of this Agreement.  As used in this Agreement, the term “successor” shall mean any surviving corporation in a merger or consolidation, or any person, corporation, partnership, or other business entity which, whether by purchase or otherwise, acquires all or substantially all of the assets of the Company.  Notwithstanding such assignment, the Company shall remain, with such successor, jointly and severally liable for all its obligations hereunder.

The Company shall require any successor to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession were to take place.

Except as provided in this SECTION 13, this Agreement may not be assigned by the Company.

EXECUTIVE’S SUCCESSORS.  This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, and administrators, successors, heirs, distributees, devisees, and legatees. If Executive should die while any amounts payable to Executive under this Agreement remain outstanding, all such amounts, unless otherwise provided herein, shall be paid to Executive’s estate.

NOTICES.  All notices required or permitted to be given under this Agreement shall be in writing, signed by the party giving notice, and sent by personal messenger, facsimile, overnight mail or deposited, postage prepaid, certified mail, return receipt requested, in the United States mail, and addressed, if to Executive as follows:

John S. Gates, Jr.
568 Hawthorne Place
Chicago, IL 60657

And, if to the Company as follows:

CenterPoint Properties Trust
Attn: Daniel J. Hemmer
1808 Swift Road
Oak Brook, IL 60523-1501
Facsimile: 630-586-8010

Notices sent by personal messenger, facsimile, regular mail and overnight mail shall be deemed received upon delivery of same.

ENTIRE AGREEMENT.  This Agreement supersedes any prior agreement or understanding, oral or written, between Executive and the Company, with respect to the subject matter hereof and constitutes the entire agreement of the parties with respect thereto.

GOVERNING LAW.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois, without reference to principles of conflict of laws.

SEVERABILITY.  If any provision of this Agreement shall be held invalid or unenforceable, the remainder shall remain in full force and effect.

TITLES AND HEADINGS.  Titles and headings to paragraphs herein are for reference only and in no way limit, define or otherwise affect the provisions hereof.

COUNTERPARTS.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

AMENDMENT.  The parties may amend this Agreement only by a written agreement of the parties that identifies itself as an amendment to this Agreement.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year written above.

/s/ John S. Gates, Jr.
John S. Gates, Jr.

CENTERPOINT PROPERTIES TRUST

By:	/s/ Alan D. Feld
Alan D. Alan Feld
Chair, Compensation Committee of
Board of Trustees

ATTACHMENT A
EMPLOYMENT SERVICES

As consideration for the Base Salary and the benefits described in SECTIONS 4, 6, and 7 of the Agreement and pursuant to SECTION 3 of the Agreement and subject to the obligations and requirements therein, Executive shall provide the following services to the Company during the Term.

•                                          Train and transition the Company’s management.

•                                          “ZTU” ambassador to the Company’s customers.

•                                          Upon request by the Board, serve on the Boards of Directors of the Company’s joint ventures.

•                                          Assist in the management of the Company’s relationships with its principal shareholders and shareholders generally during the Company’s regular “road shows” and the Company’s Annual Investor Conference.

•                                          Continue to serve as a liaison to federal, state and local government officials and agencies and the public sector generally, including as financial contributor to political campaigns.

•                                          At the request of the National Association of Real Estate Investment Trusts (“NAREIT”), continue to serve as a member of the Executive Committee of NAREIT; provided, however, Executive shall not state, orally or in writing, any Company position as a member of NAREIT without prior approval of the C.E.O.

•                                          Continue involvement with the Real Estate Round Table, the Urban Land Institute and other industry organizations.

•                                          Continue to serve on the Boards of the Metropolitan Planning Council, The University of Chicago - Harris School of Public Policy, The University of Wisconsin Real Estate School and Children’s Memorial Hospital, at the request of such entities.

•                                          Continue to be the Company’s ambassador to various local business and community organizations such as the Commercial Club and the Chicagoland Chamber of Commerce.

•                                          Publicly represent the Company through interviews, speeches and other public remarks, orally and in writing, only upon prior approval of the C.E.O. of both the opportunity and content of such representations.

•                                          Such other services and duties as the C.E.O. shall reasonably request from time to time.